EXHIBIT 99.1

INOLIFE Technologies Receives FINRA Approval for Reverse Stock Split.

RALEIGH, N.C., (February 28, 2012) — (GLOBE NEWSWIRE) -- InoLife Technologies, Inc. (OTCBB:INOL.PK-News), a service based healthcare products development, integration and marketing company, announced today that it has received approval from the Financial Industry Regulatory Authority (“FINRA”) clearing the reverse stock split previously approved by its stockholders on September 14, 2011.  According to FINRA’s approval, the reverse stock split will take effect on Thursday, February 23, 2012 (“Effective Date”).  On the Effective Date, the Company’s trading symbol will be changed from “INOL” to “INOLD” for approximately 20 business days after which it will revert to INOL. Upon the effectiveness of the reverse stock split, there will be approximately 4,897,313 shares issued and outstanding.

All records of the Company’s transfer agent, Manhattan Transfer Registrar Company will be updated to reflect the change.  On the Effective Date, Manhattan Transfer Registrar Company will provide instructions to stockholders relating to the issuance of book-entry evidence of ownership giving effect to the reverse stock split and to the issuance of new stock certificates.  Shares held as part of the DTC System will be automatically adjusted on the same basis.

About InoLife Technologies, Inc.

InoLife Technologies, Inc. is organized to develop and market DNA Testing products within the US. The Company's mission is to aggressively identify, manufacture and market innovative and affordable healthcare products and services directly to the marketplace. By targeting cutting-edge DNA-based testing and reporting methodologies, the company is able to significantly benefit the health and wellness needs of both individuals and their healthcare providers.
InoLife Technologies, Inc. markets the commercial use of proprietary Intellectual Property by manufacturing, brand marketing and selling an integrated program of age reversing creams and lotions. These products will be sold directly to consumers through e-commerce, direct sales, pharmacies, retailers, distributors and healthcare providers. It also offers products that are sold only to physicians, hospitals, outpatient facilities and others in the medical community for use with their patients.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.